Exhibit 99.1

Gordmans Stores, Inc. Announces First Quarter 2013 Results

First Quarter Diluted EPS of $0.17

Omaha, Nebraska (May 23, 2013) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its first quarter (thirteen weeks) ended May 4, 2013.

First Quarter Highlights

•	Three new stores were opened in existing markets in the first quarter as part of our expansion strategy.

•	Diluted earnings per share were $0.17, which exceeded guidance of $0.11 - $0.13.

“The combination of the 10.5% comparable store sales decline we experienced in the first quarter and a lower gross profit margin resulting from additional markdowns to reduce inventory levels negatively impacted our first quarter operating results,” commented Jeff Gordman, President and Chief Executive Officer. “However, our second quarter is off to a solid start and we believe that the growth initiatives that we have put in place will produce improved comparable store sales as the year progresses. We are looking forward to opening four stores in advance of the back-to-school selling season in Albuquerque, Minot, ND, Milwaukee and Louisville, KY, all new markets for our Company.”

First Quarter Financial Results

Net sales for the thirteen weeks ended May 4, 2013 decreased 1.9% to $131.4 million from $133.9 million for the thirteen weeks ended April 28, 2012. Comparable store sales for the first quarter of fiscal 2013 decreased by 10.5% versus a 4.7% comparable store sales increase in the first quarter of fiscal 2012. Gross profit, which includes license fees, decreased by 7.1% to $59.0 million, or 44.9% of net sales, from $63.5 million, or 47.4% of net sales, in the first quarter of fiscal 2012. Selling, general and administrative costs were $53.7 million, or 40.8% of net sales, compared to $50.5 million, or 37.7% of net sales, in the first quarter of fiscal 2012. Net income for the first quarter of fiscal 2013 was $3.2 million, or $0.17 per diluted share, compared to net income of $8.1 million, or $0.41 per diluted share, in the first quarter of fiscal 2012.

Outlook

For the second quarter of fiscal year 2013 ending August 3, 2013, the Company currently expects net sales to be between $135 and $137 million, which reflect a low single digit comparable store sales decrease. The Company also expects continued pressure on gross profit margins related to inventory recalibration efforts as well as additional selling, general and administrative expenses related to advertising related to our loyalty program, consulting related to store productivity improvements, depreciation and pre-opening compared to the prior year, and therefore projects diluted earnings per share in the range of $0.01 to $0.03 (using a weighted average diluted share count of approximately 19.4 million).

Conference Call Information

A conference call to discuss first quarter financial results is scheduled for today, May 23, 2013 at 11:00 a.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 86 stores in 18 states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income, comparable store sales, diluted earnings per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; and (6) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	May 4, 2013	February 2, 2013
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$49,395	$40,824
Accounts receivable	1,904	2,049
Landlord receivable	4,837	8,787
Income taxes receivable	—	1,300
Merchandise inventories	89,418	78,006
Deferred income taxes	2,707	2,617
Prepaid expenses and other current assets	8,158	6,552

Total current assets	156,419	140,135
PROPERTY AND EQUIPMENT, net	53,835	45,966
INTANGIBLE ASSETS, net	1,970	1,992
OTHER ASSETS, net	3,168	3,033

TOTAL ASSETS	$215,392	$191,126

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$49,389	$34,211
Income taxes payable	484	—
Accrued expenses	26,498	22,789
Current portion of capital lease obligations	76	189

Total current liabilities	76,447	57,189

NONCURRENT LIABILITIES:
Deferred rent	23,126	21,997
Deferred income taxes	9,413	9,236
Other liabilities	300	316

Total noncurrent liabilities	32,839	31,549

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	19	19
Additional paid-in capital	52,931	52,461
Retained earnings	53,156	49,908

Total stockholders’ equity	106,106	102,388

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$215,392	$191,126

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Share Data)

	13 Weeks Ended May 4, 2013 (Unaudited)	13 Weeks Ended April 28, 2012 (Unaudited)
Net sales	$131,434	$133,922
License fees from leased departments	1,921	1,937
Cost of sales	(74,364)	(72,368)

Gross profit	58,991	63,491
Selling, general and administrative expenses	(53,673)	(50,486)

Income from operations	5,318	13,005
Interest expense, net	(121)	(125)

Income before taxes	5,197	12,880
Income tax expense	(1,949)	(4,830)

Net income	$3,248	$8,050

Basic earnings per share	$0.17	$0.42
Diluted earnings per share	$0.17	$0.41

Basic weighted average shares outstanding	19,242,790	19,095,223
Diluted weighted average shares outstanding	19,424,882	19,424,699

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey / James Palczynski

(203) 682-8200